ARTICLES OF INCORPORATION OF MAPCOM ACQUISITION CORP.

I.
The name of the corporation is Mapcom Acquisition Corp.

II.
The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

III.
The number of shares of common stock which the Corporation shall have authority to issue shall be 5,000 shares, without par value. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

IV.
The initial registered office shall be located at 1309-11 East Cary Street, Second Floor, in the City of Richmond, Virginia 23219, and the initial registered agent shall be Gary D. LeClair, who is a resident of Virginia and a member of the Virginia State Bar, and whose business address is the same as the address of the initial registered office.

V.
The number of Directors constituting the initial Board of Directors shall be one, and the name and address of the person who is to serve as the initial Director is as follows:

Forrest E. Godby	6947 Hull Street Road Richmond, Virginia 23224

VI.
1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation (which limitation shall be (i) $1 or the minimum amount allowed to be stated by such Act if a specific dollar amount is required to be stated or (ii) the full extent of the limitation set forth in such Act if no specific dollar amount is required to be stated) or elimination of the liability of directors of officers, a Director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages. Any amendment to or repeal of this Article VI shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the Corporation shall indemnify a Director or officer of the Corporation who is or was a party to any such proceeding by reason of the fact that he is or was such a Director or officer or is or was serving at the request of the Corporation as a directors, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to contract in advance to indemnify any Directors or officer.

3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested Directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section 2.

4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section 2 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominee shall select such special legal counsel

6. The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

7. Reference herein to Directors, officers, employees or agents shall include former Directors, officers, Employees and agents and their respective heirs, executors and administrators.

VII.
Unless the Board of Directors conditions its submission of a particular matter on receipt of a greater vote or on any other basis permitted by applicable law, the vote of the holders of a majority of outstanding shares of the Corporation entitled to vote on the following matters required by applicable law to be submitted to shareholders shall be required and sufficient for the adoption or approval thereof: (i) any amendment or restatement of Articles of Incorporation of the Corporation, (ii) a plan of merger, (iii) a plan of share exchange, (iv) the sale, lease or exchange or other disposition of all or substantially all of the property of the Corporation other than in the usual and regular course of business, or (v) a proposal to dissolve the Corporation. The foregoing provisions of this Article VTI shall not be construed to alter or modify in any respect the voting requirements prescribed by the Virginia Stock Corporation Act which would in the absence of such provisions be applicable to the approval of any affiliated transaction (as defined in said Act) or any amendment of the Articles of Incorporation relating to the vote required for such approval.

VIII.
The Board of Directors shall have the power to make, amend or repeal bylaws of the Corporation.

Dated: November 14, 1991
Gary D. LeClair Incorporator